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EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in a Registration Statement of Hanmi Financial Corporation on Form S-8 of our report dated February 16, 2001 on the consolidated statement of financial condition of Hanmi Financial Corporation and subsidiary as of December 31, 2000, and the related consolidated statements of operations, change in shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2000, appearing in the Annual Report on Form 10-K of Hanmi Financial Corporation for the year ended December 31, 2001.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
March 29, 2002

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INDEPENDENT AUDITORS' CONSENT